EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Coastal Financial Corporation of our report dated March 11, 2020, with respect to the consolidated financial statements of Coastal Financial Corporation and Subsidiary, which report appears in the Annual Report Form 10-K of Coastal Financial Corporation for the year ended December 31, 2019.

/s/ Moss Adams LLP

Everett, Washington

June 26, 2020